Exhibit 99.1

News Release

L.B. FOSTER REPORTS FIRST QUARTER OPERATING RESULTS

PITTSBURGH, PA, May 9, 2019 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer and distributor of products and services for transportation and energy infrastructure, today reported its first quarter 2019 operating results, which included the following performance highlights:

•Net income of $3.7 million, or $0.35 per diluted share, an increase of $0.53 per diluted share over the prior year quarter.

•Sales of $150.5 million, an increase of 22.9% over the prior year quarter.

•Gross profit of $29.2 million, an increase of 31.4% from the prior year quarter.

•New orders increased by 2.5% from the prior year quarter.

•Backlog ended at $250.1 million, an increase of 13.5% over the prior year quarter.

•Net cash used in operating activities for the quarter totaled $13.5 million.

•Debt increased by $15.2 million from December 31, 2018 to $90.2 million.

First Quarter Results
•First quarter net sales of $150.5 million increased by $28.0 million, or 22.9%, compared to the prior year quarter, which includes increases in each of our three business segments. Construction Products (Construction) sales increased 29.2%, Rail Products and Services (Rail) sales increased 21.8%, and Tubular and Energy Services (Tubular) sales increased 19.3% over the prior year quarter.

•First quarter gross profit of $29.2 million increased by $7.0 million, or 31.4%, over the prior year quarter. The increase was supported by growth in each of our three segments. Gross profit margin of 19.4% was 130 basis points higher compared to the prior year quarter. The gross profit margin was favorably impacted by a 510 and 90 basis point improvement within our Tubular and Construction segments, respectively.

•First quarter new orders were $180.3 million, a 2.5% increase from the prior year quarter, driven primarily by strong activity within the Tubular segment and, to a lesser extent, our Rail segment. New orders were $692.6 million for the trailing twelve months ended March 31, 2019, an increase of 22.5% from the prior twelve months ended March 31, 2018.

•Backlog was $250.1 million at March 31, 2019, a 13.5% increase from the prior year. Construction backlog increased $15.3 million, or 17.8%, while Rail backlog increased $16.6 million, or 15.8%. The increases were partially offset by a $2.1 million, or 7.0%, reduction in Tubular backlog.

•Net income for the first quarter 2019 was $3.7 million, or $0.35 per diluted share, compared to a net loss of $1.9 million, or $0.18 loss per diluted share, in the prior year quarter.

•First quarter EBITDA1 (earnings before interest, taxes, depreciation, and amortization) was $10.2 million, an increase of 92.4% compared to the prior year quarter.

•Selling and administrative expenses in the first quarter increased by $1.5 million, or 7.1%, over the prior year period, largely driven by increased personnel-related expenses. Selling and administrative expenses as a percent of net sales were reduced by 210 basis points from the prior year quarter to 14.6%.

1 See "Non-GAAP Disclosures" at the end of this press release for information regarding the following non-GAAP measures used in this release: EBITDA.

•Net interest expense was $1.4 million in the first quarter of 2019, compared to $1.9 million in the prior year quarter. The decrease was attributable to a reduction in debt levels. On April 30, 2019, we amended our revolving credit facility agreement to provide for a maturity date of April 30, 2024 and improve the interest rate spreads associated with the facility. The facility was modified to $140.0 million in order to better align the facility with our anticipated needs as well as to reduce borrowing costs, and provides for additional term loan borrowings of up to $25.0 million. Please refer to our Current Report on Form 8-K dated May 2, 2019 for additional information.

•Net cash used in operating activities for the quarter totaled $13.5 million compared to providing $2.6 million in the prior year quarter. The $16.1 million reduction in net operating cash flow is primarily a result of the funding of working capital requirements through trade accounts receivable and inventory due to increased sales and providing for delivery of our significant backlog to be satisfied in future quarters.

•Total debt increased by $15.2 million, or 20.3%, in the first quarter to $90.2 million as compared to $75.0 million at December 31, 2018. The increase in debt is primarily a result of funding our working capital needs to support our significant backlog which will be delivered in future quarters.

•The Company’s income tax expense for the first quarter was $0.6 million, compared to $0.5 million in the prior year quarter. Our current year effective tax rate of 14.7% was lower than the federal statutory tax rate primarily due to the realization of certain tax benefits for U.S. deferred tax assets that were previously offset by a valuation allowance.

CEO Comments
Bob Bauer, President and Chief Executive Officer, commented, “The Company's first quarter results reflect continued momentum from 2018, which drove a 22.9% increase in sales and a 31.4% increase in gross profit over the prior year period. These increases were supported by growth in each of our three segments resulting from the record backlog that we had as of the beginning of the year. Bookings remained strong during the quarter, resulting in a backlog of $250.1 million as we enter the second quarter.”

Mr. Bauer added, “Operating performance continued to improve resulting in net income for the quarter that was well above the prior year period. We are pleased to report profit margin improvement over the prior year, which continues to demonstrate our progress resulting from our focus on improved gross margins and expense control. Our credit facility provided cash in the quarter used to fund trade working capital needs due to the higher levels of backlog and corresponding sales growth. Capital expenditures were $1.8 million above prior year levels due to the attractive growth and productivity projects underway in the current year."

L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2019 operating results on Thursday, May 9, 2019 at 5:00 pm ET. The call will be hosted by Mr. Robert Bauer, President, and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster web site: www.lbfoster.com, under the Investor Relations page. The conference call can also be accessed by dialing 877-407-0784 (U.S. & Canada) or 201-689-8560 (International) and providing access code 13689632.

About L.B. Foster Company
L.B. Foster is a leading manufacturer and distributor of products and services for transportation and energy infrastructure with locations in North America and Europe. For more information, please visit www.lbfoster.com.

This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations; the outcome of litigation and product warranty claims; decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: environmental matters, including any costs associated with any remediation and monitoring; a resumption of the economic slowdown we experienced in previous years in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses and realize anticipated benefits; costs of and impacts associated with shareholder activism; a decrease in freight or passenger rail traffic; the timeliness and availability of materials from our major suppliers as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers' concerns about conflict minerals; labor disputes; the continuing effective implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of a new credit agreement, and reforms regarding the use of LIBOR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact these amounts; foreign currency fluctuations; inflation; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s pending exit from the European Union, including the possibility of a “no-deal Brexit;” sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2018, or as updated and amended by Item 1A “Risk Factors,” in Part II of our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Investor Relations:
Judith Balog
(412) 928-3417
investors@lbfoster.com

L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018

	(Unaudited)
Sales of goods	$113,083	$91,811
Sales of services	37,386	30,643
Total net sales	150,469	122,454
Cost of goods sold	92,331	75,136
Cost of services sold	28,976	25,126
Total cost of sales	121,307	100,262
Gross profit	29,162	22,192
Selling and administrative expenses	21,917	20,458
Amortization expense	1,712	1,785
Interest expense - net	1,355	1,887
Other income	(150)	(605)
Total expenses	24,834	23,525
Income (loss) before income taxes	4,328	(1,333)
Income tax expense	638	525
Net income (loss)	$3,690	$(1,858)
Basic earnings (loss) per common share	$0.36	$(0.18)
Diluted earnings (loss) per common share	$0.35	$(0.18)
Average number of common shares outstanding — Basic	10,384	10,351
Average number of common shares outstanding — Diluted	10,447	10,351

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,039	$10,282
Accounts receivable - net	99,518	86,123
Inventories - net	142,714	124,504
Other current assets	7,752	5,763
Total current assets	259,023	226,672
Property, plant, and equipment - net	85,870	86,857
Operating lease right-of-use assets - net	13,116	—
Other assets:
Goodwill	19,422	19,258
Other intangibles - net	48,298	49,836
Other assets	488	626
TOTAL ASSETS	$426,217	$383,249
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$90,419	$78,269
Deferred revenue	14,168	6,619
Accrued payroll and employee benefits	7,598	12,993
Accrued warranty	1,715	2,057
Current portion of accrued settlement	8,000	10,000
Current maturities of long-term debt	609	629
Other accrued liabilities	14,964	13,624
Total current liabilities	137,473	124,191
Long-term debt	89,573	74,353
Deferred tax liabilities	5,142	5,287
Long-term portion of accrued settlement	40,000	40,000
Long-term operating lease liabilities	9,812	—
Other long-term liabilities	16,959	17,299
Stockholders' equity:
Common stock	111	111
Paid-in capital	47,400	48,040
Retained earnings	118,647	114,324
Treasury stock	(17,196)	(18,165)
Accumulated other comprehensive loss	(21,704)	(22,191)
Total stockholders' equity	127,258	122,119
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$426,217	$383,249

Non-GAAP Disclosures

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), which is a non-GAAP financial measure. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA enhances investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measurement that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA is presented below (in thousands):

	Three Months Ended March 31,
	2019	2018

	(Unaudited)
EBITDA Reconciliation
Net income (loss), as reported	$3,690	$(1,858)
Interest expense, net	1,355	1,887
Income tax expense	638	525
Depreciation expense	2,772	2,944
Amortization expense	1,712	1,785
Total EBITDA	$10,167	$5,283